Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST
ANNOUNCES THAT THERE WILL BE NO DISTRIBUTION
FOR THE FOURTH QUARTER OF FISCAL 2023

Keene, N.H. October 31, 2023 - The Trustees of North European Oil Royalty Trust (NYSE-NRT) announced that, consistent with previous disclosures, there will not be a quarterly distribution for the fourth quarter of fiscal 2023. This compares to a distribution of $0.74 per unit for the fourth quarter of fiscal 2022.

ExxonMobil's scheduled shutdown of the Grossenkneten desulphurization plant for the first 18 days of this quarter contributed to a decline in gas sales volumes. This reduction and the continued decline in the German Border Import gas Price, as well as negative adjustments from the current and prior quarters, resulted in the absence of any royalty payments to the Trust for the quarter ending October 31, 2023. The residual balance of these adjustments will have an impact on the first quarter of fiscal 2024. However, cash distributions in any fiscal quarter beyond the fourth fiscal quarter of 2023 cannot be determined with any certainty at this time. The volatility in gas prices, coupled with the pricing system specified in the Trust's agreements with the operating companies, contributed to the uneven distributions in the most recent quarters. Distributions are based on actual royalty income received less incurred and anticipated expenses. Additional details will be included in the earnings press release scheduled for publication on or about November 17, 2023.

The cumulative 12-month distribution for fiscal 2023, which reflects the absence of any November distribution but includes the three prior quarterly distributions, is $2.26 per unit. This 12-month cumulative distribution is 23.50% or $0.43 per unit higher than the cumulative 12-month distribution of $1.83 for fiscal 2022. The Trust makes quarterly distributions, when possible, to unit owners during the months of February, May, August, and November.

Contact -- John R. Van Kirk, Managing Director, telephone: (732) 741-4008, email: jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.

Forward-Looking Statements

This press release may contain forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address future expectations and events or conditions concerning the Trust, such as statements concerning future gas prices, royalty payments and cash distributions. Many of these statements are based on information provided to the Trust by the operating companies or by consultants using public information sources, are difficult to predict, and are generally beyond the control of the Trust. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in any forward-looking statements. These include: the fact that the assets of the Trust are depleting assets and, if the operators developing the concession do not perform additional development projects, the assets may deplete faster than expected; risks and uncertainties concerning levels of gas production and gas sale prices, general economic conditions, and currency exchange rates; the ability or willingness of the operating companies to perform under their contractual obligations with the Trust; potential disputes with the operating companies and the resolution thereof; and political and economic uncertainty arising from Russia's invasion of Ukraine. Any forward-looking statement speaks only as of the date on which such statement is made, and the Trust does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.